Exhibit 99.1

FOR RELEASE THURSDAY, JULY 27, 2017

Investor Contact:	Press Contact:

Kenneth Levy	Jordan Hassin
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	jordan.hassin@iridium.com

IRIDIUM ANNOUNCES SECOND-QUARTER 2017 RESULTS;

COMPANY AFFIRMS 2017 OUTLOOK

MCLEAN, Va. – July 27, 2017 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the second quarter of 2017 and affirmed its full-year 2017 outlook. Net income was $24.8 million, or $0.20 per diluted share, for the second quarter of 2017, as compared to $26.9 million, or $0.22 per diluted share, for the second quarter of 2016. Operational EBITDA (“OEBITDA”)(1) for the second quarter was $65.8 million, as compared to $62.5 million for the prior-year period, representing a year-over-year increase of 5% and an OEBITDA margin(1) of 59%. OEBITDA grew primarily due to higher commercial service revenue from the Company’s machine-to-machine (“M2M”) business.

Iridium reported second-quarter total revenue of $111.6 million, which consisted of $86.6 million of service revenue and $25.0 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 2% versus the comparable period of 2016, while service revenue grew by 4% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 78% of total revenue for the second quarter of 2017.

The Company ended the quarter with 913,000 total billable subscribers, which compares to 823,000 for the year-ago period and is up from 869,000 for the quarter ended March 31, 2017. Total billable subscribers grew 11% year-over-year, driven by growth in M2M and government customers.

“Iridium continued to benefit from its long-term relationships with growth-oriented partners, particularly in commercial M2M, where subscriber growth of 20% helped to fuel recurring service revenue during the second quarter. We expect strong demand for satellite IoT services will drive momentum in our commercial business, especially as we introduce new solutions like Iridium EdgeTM,” said Matt Desch, CEO, Iridium.

Commenting on Iridium® NEXT, Desch said, “Our second batch of Iridium NEXT satellites successfully launched in late June and are now completing validation testing. All of these new satellites are working well and we’re already looking forward to the next batch.” Desch continued, “SpaceX has scheduled the third launch of Iridium NEXT satellites for September 30 at 6:30 a.m. PDT from Vandenberg Air Force Base.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 58% of the Company’s total revenue during the second quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $64.6 million, up 5% from last year’s comparable period.

•	Commercial voice and data subscribers were up slightly from the year-ago period to 360,000 customers. Commercial voice and data average revenue per user (“ARPU”) was unchanged during the second quarter at $41. Commercial M2M data subscribers grew 20% from the year-ago period to 461,000 customers. Commercial M2M data ARPU was down slightly during the second quarter to $14.

•	Iridium’s commercial business ended the quarter with 821,000 billable subscribers, which compares to 743,000 for the year-ago period and is up from 783,000 for the quarter ended March 31, 2017. M2M data subscribers represented 56% of billable commercial subscribers at the end of the quarter, an increase from 52% at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates under two Defense Information Systems Agency (“DISA”) contracts, which include a $400 million, five-year, fixed-price agreement for satellite communications services and a $38 million multi-year contract to support and maintain the Department of Defense’s (“DoD”) dedicated gateway.

•	Government service revenue was $22 million, consistent with the prior-year period, as the final step up in the fixed fee under the Company’s airtime services contract with DISA occurred in 2015.

•	Iridium’s government business ended the quarter with 92,000 subscribers, which compares to 80,000 for the year-ago period and is up from 86,000 for the quarter ended March 31, 2017. Government voice and data subscribers increased 12% from the year-ago period to 48,000 as of June 30, 2017. M2M data subscribers increased 19% year-over-year and represented 48% of government subscribers, an increase from 46% at the end of the prior-year period.

Equipment

•	Equipment revenue was $18.8 million during the second quarter, down 7% from the prior-year period.

•	As previously indicated, the Company expects lower equipment sales in 2017.

Engineering & Support

•	Engineering and support revenue was $6.1 million during the second quarter, compared to $5.3 million in the prior-year’s quarter, primarily due to the episodic nature of government-sponsored projects.

Capital expenditures were $119.2 million for the second quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT. The Company ended the second quarter with a cash and marketable securities balance of $356.5 million and gross debt of $1.8 billion. Net debt was $1.3 billion, calculated as $1.8 billion of gross debt, less $0.36 billion of cash and marketable securities, as well as $0.14 billion in restricted cash.

2017 Outlook

The Company affirmed its full-year 2017 outlook for total service revenue growth and OEBITDA. The Company continues to expect:

•	Total service revenue growth between 3% and 5% for the full-year 2017.

•	Full-year 2017 OEBITDA between $255 million and $265 million. OEBITDA for 2016 was $254.2 million.

Long-Range Outlook

The Company also affirmed its long-range outlook for total service revenue growth, OEBITDA margin, cash taxes and peak net leverage, while updating its outlook for net leverage in 2019. Based on the expected 2018 Iridium NEXT system completion, the Company expects:

•	Total service revenue between $440 million and $465 million for the full-year 2019.

•	OEBITDA margin of approximately 60% in 2019.

•	Negligible cash taxes from 2017 to approximately 2020.

•	Peak net leverage of 6.0x to 6.5x OEBITDA in 2017.

•	Net leverage of approximately 4.5x OEBITDA in 2019.

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, the impact of purchase accounting, and non-cash gain from the Boeing transaction. Iridium NEXT revenue and expenses are expected to be excluded from Operational EBITDA through late 2017. In late 2017, Iridium NEXT revenues are expected to exceed recurring Iridium NEXT expenses (recurring Iridium NEXT expenses are not part of the approximately $3 billion construction cost of Iridium NEXT (the “Construction Costs”)). Accordingly, the Company expects that beginning in late 2017, Iridium NEXT revenues and these recurring expenses will no longer be excluded in calculating Operational EBITDA. U.S. GAAP requires that certain of the Construction Costs be expensed. These certain Construction Costs, which beginning in late 2017 will principally consist of in-orbit insurance, will continue to be excluded from the calculation of Operational EBITDA through 2018. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, the impact of purchase accounting, and non-cash gain from the Boeing transaction, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT and the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

	Iridium Communications Inc.
	Supplemental Reconciliation of GAAP Net Income to Operational EBITDA
	(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP net income	$24,778	$26,854	$62,726	$55,374
Interest expense	88	294	184	777
Interest income	(919)	(1,094)	(1,848)	(2,335)
Income taxes	11,740	15,640	30,140	30,640
Depreciation and amortization	20,201	12,843	33,708	25,779
Iridium NEXT expenses, net	5,687	4,320	8,527	7,343
Share-based compensation	4,257	3,887	7,738	6,080
Non-cash purchase accounting	—	(198)	—	(406)
Non-cash gain on Boeing transaction	—	—	(11,003)	—

Operational EBITDA	$65,832	$62,546	$130,172	$123,252

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, July 27, 2017. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call ID is 43003425. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth and OEBITDA for 2017; service revenue, OEBITDA margin, cash taxes and leverage over the longer-term; the development of and timing for launch and completion of Iridium NEXT; anticipated equipment revenue; and expected revenue from Iridium’s contracts with the U.S. Department of Defense. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the manufacture and launch of and transition to Iridium NEXT, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (“SEC”) on February 23, 2017, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended June 30,
	2017	2016
Revenue
Service revenue
Commercial	$64,623	$61,486
Government	22,000	22,000

Total service revenue	86,623	83,486
Subscriber equipment	18,844	20,362
Engineering and support service	6,137	5,347

Total revenue	111,604	109,195
Operating expenses
Cost of services (exclusive of depreciation and amortization)	21,368	16,448
Cost of subscriber equipment sales	10,868	11,859
Research and development	3,014	4,013
Selling, general and administrative	20,411	22,303
Depreciation and amortization	20,201	12,843

Total operating expenses	75,862	67,466

Operating income (expense)	35,742	41,729

Other income (expense)
Interest income, net	832	800
Undrawn credit facility fees	—	(368)
Other expense, net	(56)	333

Total other income (expense)	776	765

Income (loss) before income taxes	36,518	42,494
Provision for income taxes	(11,740)	(15,640)

Net income (loss)	24,778	26,854
Series A Preferred Stock dividends, declared and paid	—	1,750
Series B Preferred Stock dividends, declared and paid	—	2,109
Series A Preferred Stock dividends, undeclared	1,750	—
Series B Preferred Stock dividends, undeclared	2,109	—

Net income (loss) attributable to common stockholders	$20,919	$22,995

Operational EBITDA	$65,832	$62,546

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Six Months Ended June 30,
	2017	2016
Revenue
Service revenue
Commercial	$124,396	$119,309
Government	44,000	44,000

Total service revenue	168,396	163,309
Subscriber equipment	35,958	37,922
Engineering and support service	11,676	12,166

Total revenue	216,030	213,397
Operating expenses
Cost of services (exclusive of depreciation and amortization)	38,326	32,351
Cost of subscriber equipment sales	20,972	22,322
Research and development	6,241	6,572
Selling, general and administrative	39,628	41,366
Depreciation and amortization	33,708	25,779

Total operating expenses	138,875	128,390

Gain on Boeing transaction	14,189	—

Operating income	91,344	85,007

Other income (expense)
Interest income, net	1,665	1,558
Undrawn credit facility fees	(25)	(871)
Other income (expense), net	(118)	320

Total other income (expense)	1,522	1,007

Income before income taxes	92,866	86,014
Provision for income taxes	(30,140)	(30,640)

Net income	62,726	55,374
Series A Preferred Stock dividends, declared and paid	1,750	3,500
Series B Preferred Stock dividends, declared and paid	2,109	4,218
Series A Preferred Stock dividends, undeclared	1,750	—
Series B Preferred Stock dividends, undeclared	2,109	—

Net income (loss) attributable to common stockholders	$55,008	$47,656

Operational EBITDA	$130,172	$123,252

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2017	2016		2017	2016
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$45,629	$45,000	1%	$88,173	$87,747	0%
M2M data(2)	18,994	16,486	15%	36,223	31,562	15%

Total commercial voice and M2M data service	64,623	61,486	5%	124,396	119,309	4%
Government service revenue(3)	22,000	22,000	0%	44,000	44,000	0%

Total service revenue	86,623	83,486	4%	168,396	163,309	3%
Subscriber equipment	18,844	20,362	-7%	35,958	37,922	-5%
Engineering and support(4)
Government	5,401	4,857	11%	10,469	10,971	-5%
Commercial	736	490	50%	1,207	1,195	1%

Total engineering and support	6,137	5,347	15%	11,676	12,166	-4%

Total Revenue	$111,604	$109,195	2%	$216,030	$213,397	1%

Operational EBITDA
Operational EBITDA	$65,832	$62,546	5%	$130,172	$123,252	6%
Other
Capital expenditures (5)	$119,228	$80,980		$168,172	$75,822
Net debt (6)	$1,308,479	$1,105,959
Cash, cash equivalents, and marketable securities	$356,521	$443,088
Credit facility	$1,800,000	$1,651,253
Deferred financing costs	(111,580)	(132,058)

Credit facility, net	$1,688,420	$1,519,195

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions. Additionally, M2M data service provides position, navigation and timing technology through Iridium Communications Inc.’s one-way satellite timing, location, and authentication services.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the credit facility, less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of June 30,		% Change
	2017	2016
Billable Subscribers (1)
Commercial
Voice and M2M data service
Voice and data	360	359	0%
M2M data	461	384	20%

Total commercial voice and M2M data service	821	743	10%
Government
Voice and M2M data service
Voice and data	48	43	12%
M2M data	44	37	19%

Total government voice and M2M data service	92	80	15%

Total billable subscribers	913	823	11%

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2017	2016		2017	2016
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	9	11	-18%	7	8	-13%
M2M data	29	19	53%	48	25	92%

Total commercial voice and M2M data service	38	30	27%	55	33	67%
Government
Voice and M2M data service
Voice and data	3	2	50%	4	3	33%
M2M data	3	3	0%	4	5	-20%

Total government voice and M2M data service	6	5	20%	8	8	0%

Total billable subscribers	44	35	26%	63	41	54%

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2017	2016		2017	2016
ARPU(2)
Commercial
Voice and data	$41	$41	0%	$40	$40	0%
M2M data	$14	$15	-7%	$14	$14	0%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period. Non-subscriber generated revenue is excluded from the ARPU calculation. Historically, government service revenue was driven by changes in subscriber count or ARPU, however under the terms of the EMSS contract, government service revenue is a fixed-price for unlimited subscribers. For this and future comparative periods, ARPU will not be presented, as it is no longer a relevant government service revenue metric.